                                                                  Exhibit 99(iv)
                                                                 ---------------


                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================





Independent Auditor's Report                                            F-1


Consolidated Financial Statements:

   Balance Sheet                                                        F-2
   Statement of Operations                                              F-3
   Statement of Changes in Stockholders' Equity                         F-4
   Statement of Cash Flows                                              F-5
   Notes to Consolidated Financial Statements                       F-6 - F-17

INDEPENDENT AUDITOR'S REPORT



Board of Directors and Stockholders
Enviro-Clean of America, Inc.


We have audited the accompanying consolidated balance sheet of Enviro-Clean of America, Inc. & Subsidiaries as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enviro-Clean of America, Inc. & Subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York

March 11, 2000, except for the first
and second paragraphs of Note
12 as to which the date is
April 1, 2000.

                                           ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                                             CONSOLIDATED BALANCE SHEET
=======================================================================================

December 31, 1999
---------------------------------------------------------------------------------------
ASSETS
Current Assets:
  Cash                                                                      $ 1,833,478
  Accounts receivable, net of allowance for doubtful accounts of $156,349     1,547,567
  Inventory                                                                   1,683,220
  Loan receivable - related party                                               835,992
  Prepaid expenses and other current assets                                      72,740
  Prepaid income taxes                                                            5,420
---------------------------------------------------------------------------------------
     Total current assets                                                     5,978,417
Fixed Assets - less accumulated depreciation and amortization of $1,246,793     355,712
Deferred Income Tax Asset, net of valuation allowance of $                            -
Goodwill                                                                      8,651,571
---------------------------------------------------------------------------------------
     Total Assets                                                           $14,985,700
=======================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses                                     $ 1,543,776
  Notes payable - related parties                                             1,282,671
---------------------------------------------------------------------------------------
     Total current liabilities                                                2,826,447
Long-term Liabilities:
  Notes payable - related parties - subordinated                              2,461,055
  Notes payable - related parties                                             1,864,673
---------------------------------------------------------------------------------------
     Total liabilities                                                        7,152,175
---------------------------------------------------------------------------------------
Commitments
Redeemable Preferred Stock - $.001 par value; authorized 5,000,000 shares;
 70,000 shares of convertible stock designated as Series E stock -
 $2.50 stated value; issued and outstanding 70,000 shaers                       175,000
---------------------------------------------------------------------------------------
Stockholders' Equity:
 Preferred Stock Series A - $.001 par value; stated value $5.00;
  authorized, issued and outstanding 500,000 shares                           2,500,000
 Preferred Stock Series B - $.001 par value; stated value $100.00;
  authorized 80,000 shares, issued and outstanding 25,590 shares              2,559,000
 Preferred Stock Series D - $.001 par value; stated value $5.00;
  authorized, issued and outstanding 320,000 shares                           1,600,000
 Common stock - $.001 par value; authorized 20,000,000 shares,
   issued and outstanding 4,451,000 shares                                        4,451
   Common stock to be issued                                                  2,075,000
  Additional paid-in capital                                                  3,772,236
  Accumulated deficit                                                        (4,852,162)
---------------------------------------------------------------------------------------
     Stockholders' equity                                                     7,658,525
---------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                             $14,985,700
=======================================================================================


                                         See Notes to Consolidated Financial Statements

                                           ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                                   CONSOLIDATED STATEMENT OF OPERATIONS
=======================================================================================
Year ended December 31,                                          1999              1998
---------------------------------------------------------------------------------------
Net sales                                                 $ 7,281,408       $ 1,793,817

Cost of sales                                               3,788,288           973,497
---------------------------------------------------------------------------------------
Gross profit                                                3,493,120           820,320
---------------------------------------------------------------------------------------
Operating expenses:
  Salaries                                                  1,370,992           242,298
  Professional fees                                           710,728           121,372
  Depreciation and Amortization                                69,157            36,605
  Amortization of goodwill                                    540,556                 -
  Marketing                                                    87,756           123,998
  Rent                                                        270,021            39,076
  Interest                                                    497,728            63,925
  Other                                                     1,154,142           335,251
---------------------------------------------------------------------------------------
Total operating expenses                                    4,701,080           962,525
---------------------------------------------------------------------------------------
Loss before income tax (benefit) expense                   (1,207,960)         (142,205)

Income tax (benefit) expense                                  (76,835)            4,577
---------------------------------------------------------------------------------------
Net loss                                                   (1,131,125)         (146,782)

Preferred stock dividends                                    (192,462)                -
---------------------------------------------------------------------------------------
Net loss attributable to common stockholders              $(1,323,587)      $  (146,782)
=======================================================================================
Loss per common share - basic and diluted                 $      (.31)      $      (.05)
=======================================================================================

Weighted-average number of common shares outstanding        4,271,764         3,196,546
=======================================================================================


                                         See Notes to Consolidated Financial Statements

                                                                                       ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                                                                     CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
===================================================================================================================================
                                      Preferred Stock       Common Stock      Common      Additional
                                      Number               Number             Stock to     Paid-in      Accumulated    Stockholders'
                                    of Shares  Amount     of Shares Amount    Be Issued    Capital        Deficit        Equity
-----------------------------------------------------------------------------------------------------------------------------------
Period from December 9, 1997
(date of inception) to
 December 31, 1998:
  Issuance of common stock for cash
    at $.001 per share                  -         -      3,000,000  $3,000        -            -               -       $      3,000
  Issuance of common stock for cash
    at $.50 per share                   -         -        179,000     179        -       $  89,321            -             89,500
  Issuance of common stock for cash
    at $.50 per share                   -         -        211,000     211        -         105,289            -            105,500
  Issuance of common stock for cash
    at $2.50 per share                  -         -        300,000     300        -         684,715            -            685,015
  Kandel & Son, Inc. accumulated
    deficit
  Net income of Kandel for the
    one month period ended                                                                              $    60,505          60,505
     September 30, 1997                                                                                       4,921           4,921
   Distribution to stockholder from
    Kandel during September 1997        -         -           -       -           -            -            (97,496)        (97,496)
  Distribution to stockholder           -         -           -       -           -            -           (555,499)       (555,499)
  Net loss                              -         -           -       -           -            -           (146,782)       (146,782)
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31, 1998          -         -      3,690,000   3,690        -         879,325        (734,351)        148,664
  Issuance of common stock
   for cash at $2.50 per share          -         -        386,000     386        -         964,614            -            965,000
  Issuance of warrants                  -         -           -       -           -         678,672            -            678,672
  Issuance of preferred stock for
   cash at $100.00 per share          25,590  $2,559,000      -       -           -            -               -          2,559,000
  Issuance of preferred stock in
   connection with acquisition       820,000   4,100,000      -       -           -            -               -          4,100,000
  Net income of Kandel for
   the three months ended
    December 31, 1998                   -         -           -       -           -            -            (27,170)        (27,170)
  Distribution to stockholder           -         -           -       -           -            -         (2,767,054)     (2,767,054)
  Common stock issued in connection
   with acquisition of NISSCO/
   Sunline, Inc.                        -         -        250,000     250        -         624,750            -            625,000
  Common stock issued in connection
   with acquisition of June Supply
   -San Antonio, Inc.                   -         -        100,000     100        -         499,900            -            500,000
  Common stock issued in consideration
   of professional fees                 -         -         25,000      25        -         124,975            -            125,000
  Common stock to be
   issued at $2.50 per share            -         -           -       -       $1,875,000       -               -          1,875,000
  Common stock to be issued at $4.00
   per share in connection with
   acquisition of Superior              -         -           -       -          200,000       -               -            200,000
  Preferred stock dividends             -         -           -       -           -            -           (192,462)       (192,462)
  Net loss                              -         -           -       -           -            -         (1,131,125)     (1,131,125)
-----------------------------------------------------------------------------------------------------------------------------------
  Balance at December 31, 1999       845,590  $6,659,000 4,451,000  $4,451    $2,075,000 $3,772,236     $(4,852,162)   $  7,658,525

                                                                                     See Notes to Consolidated Financial Statements

                                                     ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                                             CONSOLIDATED STATEMENT OF CASH FLOWS
=================================================================================================
Year ended December 31,                                                        1999          1998
-------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net loss                                                                $(1,131,125)  $(146,782)
 Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities:
   Depreciation and amortization                                              69,157      36,605
   Amortization of goodwill                                                  540,556
   Non-cash interest expense                                                 139,797
   Shares issued for services                                                125,000
   Increase in allowance for doubtful accounts                               107,343      34,984
   Changes in operating assets and liabilities net of acquisitions:
    (Increase) decrease in accounts receivable                               315,719      (9,429)
    Decrease in inventory                                                     22,608      14,302
    (Increase) decrease in prepaid expenses and other current assets          36,707     (44,277)
     Increase in prepaid income taxes                                         (5,420)
    Decrease (increase) in other assets                                                    5,775
    Increase (decrease) in accounts payable and accrued expenses            (318,831)    128,552
------------------------------------------------------------------------------------------------
    Net cash provided by (used in) operating activities                      (98,489)     19,730
------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Acquisition deposits                                                                   (800,000)
 Acquisition of subsidiaries                                              (2,173,028)
 Purchase of property and equipment                                          (43,599)    (20,708)
 Increase in notes receivable                                               (807,672)    (28,320)
------------------------------------------------------------------------------------------------
    Net cash used in investing activities                                 (3,024,299)   (849,028)
------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Net proceeds from issuance of common stock                                  965,000     883,015
 Proceeds from issuance of preferred stock                                 2,559,000
 Proceeds from subscriptions received in advance for preferred stock               -     175,000
 Repayment of notes payable - related parties                             (1,192,932)   (111,338)
 Proceeds from notes payable - related parties- subordinated               3,000,000           -
 Dividends paid                                                             (102,270)          -
 Distribution                                                               (294,224)
 Repayment of line of credit                                                 (98,918)
------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                             4,835,656     946,677
------------------------------------------------------------------------------------------------
Net increase in cash                                                       1,712,868     117,379
Cash at beginning of year                                                    120,610       3,231
------------------------------------------------------------------------------------------------
Cash at end of year                                                      $ 1,833,478   $ 120,610
================================================================================================
Supplemental disclosures of cash flow information:

 Cash paid during the year for:
   Income taxes                                                          $     3,190   $   - 0 -
================================================================================================
   Interest                                                              $   297,067   $  63,925
================================================================================================

                                                  See Notes to Consolidated Financial Statements

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

1. PRINCIPAL BUSINESS  ACTIVITY AND
   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The accompanying consolidated financial statements include the accounts of Enviro-Clean of America, Inc. and its Subsidiaries (collectively the "Company"). All intercompany balances, profits and transactions have been eliminated in consolidation.

The consolidated statements give retroactive effect to the merger of Kandel and Son, Inc. ("Kandel"). On January 15, 1999 the Company completed a transaction whereby effective January 1, 1999 Enviro-Clean of America, ("Enviro-Clean") merged with Kandel. Thereafter Kandel became a wholly owned subsidiary of Enviro-Clean. Prior to the merger Kandel's fiscal year-end was August 31 and Enviro-Clean's was December 31. Subsequent to the merger, the Company adopted a calendar year-end. As a result of the change in fiscal year and the merger accounted for as a pooling of interests, the Company's financial statements have been restated to retroactively combine Kandel's financial statements as if the merger had occurred at the beginning of the earliest period presented. The consolidated statements of operations, cash flows and stockholders' deficiency for the year ended December 31, 1998 reflect the results of operations and cash flows of Enviro-Clean for the period from December 9, 1997 (date of inception) to December 31, 1998 combined with Kandel for the year ended September 30, 1998. As a result of Enviro-Clean and Kandel having different fiscal years and the change in the Company's fiscal year, Kandel's results of operations for the three-month period ended December 31, 1998 have been excluded from the reported results of operations. There were no intervening events that materially affect the results of operations of the companies. Kandel's revenue for the three-month period ended December 31, 1998 was $443,142. Kandel's net income for the three-month period ended December 31, 1998 was $27,170.

The principal business activity of the Company is the manufacturing and wholesale distribution of sanitary maintenance supplies and paper products.

The Company also provides buying services and group discounts to wholesale distributors of sanitary maintenance supplies, paper goods and related products.

The Company recognizes revenue when products are shipped.


The Company maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.

Merchandise inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out and average cost methods.

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Inventory is comprised of the following:

Raw materials                           $   36,340
Work-in-process                             65,400
Finished goods                           1,581,480
--------------------------------------------------
                                        $1,683,220
==================================================

Property and equipment are recorded at cost. Depreciation and amortization of property and equipment is provided for by the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of the economic life of the improvement or the lease term.

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates by management. Actual results could differ from these estimates.

At each balance sheet date, the Company evaluates the period of amortization of intangible assets. The factors used in evaluating the period of amortization include: (i) current operating results, (ii) projected future operating results, and (iii) any other material factors that effect the continuity of the business.

Preferred stock dividends in arrears, which represent dividends declared, but unpaid at December 31, 1999, totaled $90,192. Preferred stock dividends declared for the year ended December 31, 1999 totaled $192,462. As of January 1, 2000, all dividends declared through December 31, 1999, have been paid in full.

The estimated fair values of the loans receivable and notes payable approximate their carrying amounts based on terms of the instruments and rates currently available to the Company for similar loans.

Basic net loss per common share is based on the weighted-average number of shares outstanding during the period while diluted net loss per common share considers the dilutive effect of stock options and warrants reflected under the treasury stock method. Both basic net loss per share and diluted net loss per share are the same since the Company's outstanding warrants, escrow shares and common stock to be issued have not been included in the calculation because their effect would have been antidilutive.

Goodwill aggregating $8,651,571 at December 31, 1999 arising from business acquisitions accounted for under the purchase method is being amortized over 10 years using the straight-line method. Accumulated amortization amounted to $540,556 at December 31, 1999.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

2. ACQUISITIONS:

On January 1, 1999, the Company and Kandel & Son, Inc. ("Kandel"), a New York-based sanitary supply distribution company, agreed to merge. The Company paid $1,350,000 in cash and exchanged 500,000 shares of Series A Preferred Stock for all of the outstanding common stock of Kandel. Kandel's sole stockholder, Richard Kandel, received $684,404 of the $1,350,000 cash payment and the $665,596 remaining balance was used to pay the obligations of Kandel. This acquisition has been accounted for at historical cost in a manner similar to a pooling of interests since Richard Kandel was the majority stockholder of the Company at the time of the acquisition. As such, the excess of cost over book value of net assets acquired of approximately $3,377,000 will be deemed a distribution to Richard Kandel. The historical results of operations of Kandel for the year ended December 31, 1998 have been retroactively restated and are included in the results of operations of Enviro-Clean of America, Inc. & Subsidiaries for the year ended December 31, 1998 in a manner similar to a pooling of interests.

On January 1, 1999, the Company entered into an agreement to purchase all of the stock of NISSCO/Sunline, Inc. ("NISSCO"), a Florida-based company engaged in group marketing of sanitary/janitorial supplies. The aggregate purchase price for this acquisition was $3,000,000, consisting of $500,000 in cash and 1,000,000 shares of the Company's common stock. The common stock will be issued to the seller in installments as defined in the agreement. This acquisition was treated as a purchase for accounting purposes, with the purchase price allocated based on the fair value of assets acquired and liabilities assumed.

The excess of the fair value of the net assets acquired over the purchase price, aggregating $2,977,213 has been calculated as follows:


Purchase price                                       $ 3,000,000
----------------------------------------------------------------
Cash                                                      17,259
Accounts receivable                                      507,331
Property and equipment                                    57,487
Other assets                                               2,001
Accounts payable                                        (419,670)
Loans payable                                           (141,621)
----------------------------------------------------------------
Net assets acquired                                       22,787
----------------------------------------------------------------
  Excess of cost over fair value of net assets
  acquired (goodwill)                                $ 2,977,213
================================================================

The operations of NISSCO are included in the consolidated financial statements from January 1, 1999, the date of acquisition.

The seller received 250,000 shares on January 15, 1999 and will receive 250,000 shares on January 15, 2000, and 500,000 shares on January 15, 2001. All shares have been valued at $2.50 per share, the fair market value of the Company's common stock on January 1, 1999. If on January 15, 2001, the Company's average bid price per share for the 10 days preceding January 15, 2001 is not at

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

least $5.00 per share, the Company shall issue additional shares of common stock to the seller such that the aggregate value of the shares issued on January 15, 2001 shall be $2,500,000.

On August 1, 1999, the Company entered into an agreement to purchase all of the stock of Cleaning Ideas, Inc. & Subsidiary ("Cleaning Ideas"), a Texas-based manufacturer and distributor of cleaning supplies. The aggregate purchase price for this acquisition was $3,000,000, consisting of $500,000 in cash, $900,000 in promissory notes and 320,000 shares of Series D Preferred Stock for all of the outstanding stock of Cleaning Ideas. The estimated fair market value of the Company's common stock on the acquisition date was approximately $5.50 per share. Because of a lack of trading volume or tradability, a discount of approximately 8% was taken into account when valuing the stock issued relating to the acquisition. A lower discount was used for this acquisition than was used for the acquisition of Superior Chemical & Supply, Inc. ("Superior") consummated on the same date because of the higher value placed on the preferred stock as a result of the preferred stock dividends issued in this transaction. This acquisition was accounted for as a purchase. During March 2000, the Series D Preferred Stock was redeemed and all unpaid dividends accrued were paid in full.

The excess of the fair value of the net assets acquired over the purchase price, aggregating $2,770,990, has been calculated as follows:


Purchase price                                       $ 3,000,000
----------------------------------------------------------------
Cash                                                     238,190
Accounts receivable                                      248,544
Inventory                                                395,482
Property and equipment                                    72,853
Other assets                                              27,561
Accounts payable                                        (353,620)
Loans payable                                           (400,000)
----------------------------------------------------------------
Net assets acquired                                      229,010
----------------------------------------------------------------
   Excess of cost over fair value of net assets
   acquired (goodwill)                               $ 2,770,990
================================================================


The operations of Cleaning Ideas are included in the consolidated financial statements from August 1, 1999, the date of acquisition.

On August 1, 1999, the Company entered into an agreement to purchase all of the stock of Superior Chemical & Supply, Inc. ("Superior"), a Kentucky-based distributor of cleaning supplies. The aggregate purchase price for the acquisition was $1,800,000, consisting of $400,000 in cash, $1,200,000 in promissory notes and 50,000 shares of the Company's common stock valued at $4.00 per share. The estimated fair market value of the Company's common stock on the acquisition date was

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

approximately $5.50 per share. Because of the lack of trading volume or tradability, a discount of approximately 25% was taken into account when valuing common stock to be issued relating to the acquisition. The common stock will be issued to the seller in installments, as defined in the agreement. The acquisition was accounted for as a purchase.

The excess of the fair value of the net assets acquired over the purchase price, aggregating $1,509,607, has been calculated as follows:


Purchase price                                       $ 1,800,000
----------------------------------------------------------------
Cash                                                       8,098
Accounts receivable                                      198,270
Inventory                                                192,821
Property and equipment                                    36,141
Accounts payable                                        (127,488)
Loans payable                                            (17,449)
----------------------------------------------------------------
Net assets acquired                                      290,393
----------------------------------------------------------------

   Excess of cost over fair value of net assets
   acquired (goodwill)                               $ 1,509,607
================================================================

The operations of Superior are included in the consolidated financial statements from August 1, 1999, the effective date of the acquisition.

The seller will receive 10,000 shares within 90 days of the end of each fiscal year ending December 31, provided Superior's target amount is met each year.
The target amount is pretax earnings of Superior amounting to $250,000 per annum prorated for the period ended December 31, 1999, and increased by 5% for each year under the agreement. If the target amount is not met in any year, the number of shares to be delivered from escrow shall be equal to the product of 10,000 multiplied by a fraction, the numerator of which shall be the Superior's pretax earnings for such year and the denominator of which shall be the target amount for such year. In the event that Superior does not meet the target amount in any year, and Superior exceeds the target amount in the year, Superior may apply an amount equal to the extent by which the Superior's pretax earnings exceed the target amount for such year, to the prior year's target amount and cause a proportionate amount of the escrowed shares that were withheld the prior year to be released to the stockholders. In no event shall the aggregate number of shares issued in respect of any two-year period exceed 20,000.

Effective September 1, 1999 the Company entered into an agreement to purchase all of the stock of June Supply-San Antonio, Inc. & Subsidiary ("June"), a Texas-based janitorial and maintenance supply wholesale distributor. The aggregate purchase price for this acquisition is $3,939,951, consisting of $2,264,951 in cash, $1,175,000 in promissory notes, and 100,000 shares of the Company's common stock, valued at $5.00 per share. The estimated fair market value of the Company's common stock on the last week of trading before the acquisition date was approximately $6.50 per share. Because of the lack of trading volume or

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

tradability, a discount of approximately 23% was taken into account when valuing the common stock to be issued relating to the acquisition. This acquisition was accounted for as a purchase.

The excess of the fair value of the net assets acquired over the purchase price, aggregating $1,934,318, has been calculated as follows:


Purchase price                                       $ 3,939,951
----------------------------------------------------------------
Cash                                                     728,376
Accounts receivable                                      837,396
Inventory                                                998,627
Property and equipment                                   123,942
Other assets                                              14,548
Accounts payable                                        (676,891)
Loans payable                                            (20,365)
----------------------------------------------------------------
Net assets acquired                                    2,005,633
----------------------------------------------------------------
   Excess of cost over fair value of net assets
   acquired (goodwill)                               $ 1,934,318
----------------------------------------------------------------

The operations of June are included in the consolidated financial statements from September 1, 1999, the effective date of acquisition.

The following pro forma information assumes that all acquisitions occurred on January 1, 1999:

                                 ENVIRO-CLEAN
                               of America, Inc.
                               and Subsidiaries

Net Sales                                                  10,811,676
----------------------------------------------------------------------
Net Loss                                                   (1,427,621)
----------------------------------------------------------------------
Loss per share                                                  (0.33)
----------------------------------------------------------------------
Shares used in computing earnings per common share:
 Basic loss per share                                       4,321,764
----------------------------------------------------------------------

3. FIXED ASSETS:

Fixed assets are comprised of the following:

                                                           Estimated
                                                           Useful Life
------------------------------------------------------------------------

Furniture, fixtures and equipment                 $  755,692  5 years
Leasehold improvements                               155,640  5 years
Transportation and delivery equipment                536,023  5 years
Computer hardware                                    155,150  3 years
-------------------------------------------------------------------------

                                                   1,602,505
Less accumulated depreciation and amortization     1,246,793
-------------------------------------------------------------------------
                                                  $  355,712
=========================================================================

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

   The following are included in accounts payable and accrued expenses at December 31, 1999:

Accounts payable                         $  932,675
Interest                                    169,630
Dividends on Preferred Stock                 90,192
Other accrued expenses                      351,279
---------------------------------------------------
                                         $1,543,776

5. COMMITMENTS AND CONTINGENCIES:

The Company leases office, warehouse, store space, other facilities and equipment under a noncancelable operating lease expiring through October 31, 2005.

Future minimum lease payments under these leases at December 31, 1999 are as follows:

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

        Year ending December 31,

     2000                   $  553,000
     2001                      530,000
     2002                      503,000
     2003                      491,000
     2004                      324,000
     Thereafter                 74,000
--------------------------------------
                            $2,475,000
======================================

Certain leases contain escalation clauses relating to operating expenses and real estate taxes.

6. INCOME TAXES:

The difference between the income tax provision (benefit) computed at the federal statutory rate and the actual tax provision (benefit) is accounted for as follows:

                                                                       1999        1998
Taxes (benefit) computed at the federal statutory rate              $(385,000)   $(50,000)
Taxes computed at a rate below the federal statutory rate              88,165      30,000
Valuation allowance                                                   220,000      20,000
------------------------------------------------------------------------------------------
                                                                    $(76,835)    $      0
==========================================================================================

The tax effects of loss carryforwards, temporary differences and the valuation allowance that give rise to the deferred income tax asset at December 31, 1999 are as follows:

                                                                      1999      1998
                                                                      ----      ----
Net operating loss carryforwards                                    $189,000   $20,000
Provision for doubtful accounts                                       24,000         -
Amortization of Goodwill                                              27,000         -
--------------------------------------------------------------------------------------
                                                                     240,000    20,000

Valuation allowance                                                 (240,000)  (20,000)
--------------------------------------------------------------------------------------
                                                                         -0-       -0-
======================================================================================

As of December 31, 1999, the Company had net operating loss carryforwards available to offset future taxable income of approximately $1,262,000 which expire through 2019. Between December 1997 and December 1999, the Company completed offerings of securities. Under Section 382 of the Internal Revenue Code (the "Code"), these activities effect an ownership change and thus may severely limit, on an annual basis, the Company's ability to utilize its net operating loss carryforwards. The Company uses the lowest marginal U.S. corporate tax of 15% to determine deferred tax amounts and the related valuation allowance because the Company had no taxable earnings through December 31, 1999.

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

7. NOTES PAYABLE - RELATED PARTIES:

Notes payable - related party consist of the following:

On June 1, 1999, the Company received $3,000,000 in exchange for 300 units. Each unit is comprised of a $10,000 face value note. The notes are due April 1, 2002 and pay interest in arrears quarterly on the face amount at a rate of 12.75% per annum. Issued along with each unit were warrants to purchase 2,400 shares of common stock (720,000 shares in aggregate) of the Company. The warrants are exercisable at any time after November 27, 1999, through June 1, 2003 at an exercise price of $4.25 per share. Based upon the fair value of the warrants on the date of issue, the Company has discounted the carrying value of the notes by $678,672, which represents the fair value of the warrants on the date of issue. The discount is being amortized as additional interest over the term of the notes.
                                                                    $ 2,461,055

In August of 1999, a secured promissory note of $900,000 was issued pursuant to the acquisition of Cleaning Ideas. The note is payable over two years in eight equal quarterly installments of $112,500 plus interest at 8-3/4% per annum, secured by the assets of Cleaning Ideas.
                                                                        825,000

In August of 1999, a promissory note of $1,200,000 was issued pursuant to the acquisition of Superior. The note is payable over 3 years in 12 equal quarterly installments of $100,000 plus interest at 8% per annum, secured by the accounts receivable and inventory of Superior.
                                                                      1,133,334

In December of 1999, two promissory notes of $587,500 were issued pursuant to the acquisition of June. The notes are payable over 3 years in 12 equal quarterly installments of $48,958 plus interest at 8-1/2% per annum, secured by the assets of June.
                                                                    $ 1,175,000

Note payable - other                                                     14,010
--------------------------------------------------------------------------------
                                                                      5,608,399
Less current maturities                                              (1,282,671)
--------------------------------------------------------------------------------
                                                                    $ 4,325,728
================================================================================

During the year ended December 31, 1999 all interest expense, $497,728 was paid to related parties.

8. RETIREMENT PLANS:

Kandel (a subsidiary) had both defined benefit and defined contribution plans. All nonunion employees are eligible for participation following completion of six months of service and the attainment of age 20-1/2. Participants begin to vest after two years of service and are fully vested after six years. Contributions for the years ended December 31, 1999 and 1998 were $- 0 - and $20,000, respectively.

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

Effective September 1, 1998, the Company terminated the defined benefit plan and consolidated the assets with those of the defined contribution plan. Both plans are in compliance with the Code and regulations and are properly funded.

9. STOCKHOLDERS' EQUITY:

Between January and October 1998, the Company received net proceeds of $790,515 from the issuance of 511,000 shares of common stock in connection with a private placement.

In January 1999, the Company issued 70,000 shares of common stock for an aggregate price of $175,000.

In March 1999, the Company issued 100,000 shares of common stock for an aggregate price of $250,000.

In April 1999, the Company issued 50,000 shares of common stock for an aggregate price of $125,000.

In May 1999, the Company issued 100,000 shares of common stock for an aggregate price of $250,000.

In June 1999, the Company issued 50,000 shares of common stock for an aggregate price of $125,000.

In July 1999, the Company issued 16,000 shares of common stock for an aggregate price of $40,000.

In July 1999, the Company issued 25,000 shares of common stock to Harrington, Ocko & Monk, LLP, outside counsel to the Company, at a price of $5.00 per share in consideration for legal services rendered.

Effective on September 30, 1999, the Company entered into an agreement with Richard Kandel, Chairman, chief executive officer and treasurer of the Company, pursuant to which Mr. Kandel, as sole holder of the Series A Stock, consented to the amendment of the Certificate of Designation for the Series A Stock to remove the ability of the holder of the Series A Stock to put the Series A Stock to the Company at any date after January 15, 2001 and to increase the conversion price of the Series A Stock from $2.50 to $5.00.

In October 1999, the Company authorized the issuance of up to 80,000 shares of Series B Cumulative Convertible Preferred Stock (the Series B Stock). The Series B Stock has a stated value of $100 and bears a dividend at a rate of 10% per annum. The Series B Stock is convertible into common stock at a conversion price of $5.00.

The Company sold an aggregate of 255.9 units, each unit consisting of 100 shares of Series B Stock and 1,000 common stock purchase warrants exercisable at $5.00, to approximately 60 accredited investors for an aggregate amount of $2,559,000. The Company closed the private placement as of December 31, 1999.

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

10. RELATED PARTY TRANSACTIONS:

During 1998, stockholders advanced various amounts to the Company for the payment of expenses. Such advances totaled less than $25,000. All such amounts were noninterest bearing and were repaid during the period.

On June 29, 1999, the Company and stockholders Messrs. Kandel, Davis and Etra have invested in b2bstores.com, Inc. ("b2b"), a California-based company which designs Internet-based electronic commerce programs. Mr. Kandel, the chairman and chief executive officer of the Company, serves as chairman of the board of b2b. b2b assisted the Company in the development of the Company's eCommerce website. The Company has entered into an agreement with b2b in which b2b will host five on-line stores at their website and the Company will receive 2-5% of the top line revenue on each product sold at such stores.

The Company's initial investment of $6,000 in b2b represented approximately 55% of the outstanding common stock of b2b. Subsequently, others have invested in b2b lowering the Company's direct interest to approximately 49% of the outstanding common stock at December 31, 1999. Richard Kandel, the Company's principal stockholder, owns additional shares of b2b such that he has effective control of both companies. The Company has accounted for its direct investment in b2b under the equity method of accounting. The increase in equity resulting from shares of stock sold to outsiders has been recorded as a capital contribution to the Company.

During the year ended December 31, 1999, the board of directors of the Company authorized a loan to b2b not to exceed $1,000,000, accruing interest at a rate of 8% per annum, due January 31, 2000. At December 31, 1999 advanced working capital loans to b2b totaled $824,836 plus accrued interest of $11,156. b2b had an IPO during February 2000 and immediately repaid all amounts due including all interest accrued to the Company.

The Company has guaranteed certain debt of b2b. As of December 31, 1999, such debt was less than $45,000. Additionally, the Company is a guarantor on b2b's office lease through August 2001 in the amount of $77,000 per year.

11. BUSINESS SEGMENT:

Prior to the Company's acquisition of NISSCO in January 1999, the Company operated in one industry segment. Subsequent to the NISSCO acquisition, the Company operated in two segments, the wholesale distribution of sanitary maintenance products and providing buying services and group discounts to wholesalers.

Summarized financial information by business segment for the year ended December 31, 1999 is as follows:


Revenue:
  Products                                    $5,818,702
  Services                                     1,462,706
--------------------------------------------------------
Total revenue                                 $7,281,408
========================================================

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


Profit from product sales                    $    15,847
Profit from services                             658,600
--------------------------------------------------------
Total profit by segment                          674,447

Amortization of goodwill                         540,556
Interest expense                                 466,678
Professional fees                                534,780
Corporate overhead - salaries                    263,558
--------------------------------------------------------
Net Loss                                     $(1,131,125)
========================================================
Interest income:
  Products                                   $     2,555
  Services                                         4,658
--------------------------------------------------------
Total interest income                        $     7,213
========================================================
Interest expense:
  Products                                   $    30,896
  Services                                           134
  Corporate Overhead                             466,698
--------------------------------------------------------
Total interest expense                       $   497,728
========================================================
Depreciation and amortization:
  Products                                   $    64,157
  Services                                         5,000
--------------------------------------------------------
Total depreciation and amortization          $    69,157
========================================================
Total Assets:
  Products                                   $ 3,863,708
  Services                                       337,064
  Corporate Overhead                          10,784,928
--------------------------------------------------------
Total assets                                 $14,985,700
========================================================
Capital Expenditures:
  Products                                   $    37,883
  Services                                         5,716
--------------------------------------------------------
                                             $    43,599
========================================================

                                    ENVIRO-CLEAN OF AMERICA, INC. & SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

12. SUBSEQUENT EVENTS:

In April 2000, all of the Series A Convertible Preferred Stock was redeemed. The Stock was redeemed at the conversion price of $5.00 per share plus all accrued and unpaid dividends to date.

In April 2000, 20,790 outstanding shares of the Series B Cumulative Convertible Preferred Stock ("Series B Stock") plus accrued and unpaid dividends, were converted to the Company's Common Stock at a conversion price of $5.00 per share of Common Stock. The Series B Stock had a stated value of $100 per share. In addition, the remaining 4,800 outstanding shares of Series B Stock were redeemed at the conversion price of $100.00 per share plus accrued and unpaid dividends.

In March 2000, all of the Series D Cumulative Convertible Preferred Stock was redeemed. The stock was redeemed at the conversion price of $5.00 per share plus all accrued and unpaid dividends to date.

In February 2000, the Company closed a private placement common equity offering at $4.00 per share for net proceeds of $980,000.

On February 15, 2000, b2b completed an initial public offering which diluted the percentage of the Company's holdings in b2b to 24.9%.

In March 2000, the Company sold 1,000,000 shares of b2b, representing one-half of the Company's investment, in a private transaction, netting $6,750,000 in proceeds to the Company, and reducing the percentage of the Company's holdings in b2b to 12.5%.